Exhibit 8(b)
[Letterhead of Hogan & Hartson L.L.P.]
October 18, 2007
Board of Directors
Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, New York 13501
Gentlemen/Ladies:
          This opinion is being delivered to you in connection with the proposed merger of MTB One, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of M&T Bank Corporation, a New York corporation (“Parent”), with and into Partners Trust Financial Group, Inc., a Delaware corporation (the “Company”), with the Company surviving the merger, immediately followed by the merger of the Company with and into Parent with Parent being the surviving corporation (the “Mergers”), pursuant to the Agreement and Plan of Merger, and the exhibits thereto, by and among Parent, Merger Sub and the Company, dated as of July 18, 2007 (the “Agreement”).1
          In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”) including the Proxy Statement/Prospectus of Parent; (3) factual representations and certifications made to us by Parent and the Company; and (4) such other instruments and documents related to the formation, organization and operation of Parent and the Company or to the consummation of the Mergers and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by Parent from Sullivan & Cromwell LLP, with respect to the tax consequences of the proposed transaction (the “Sullivan & Cromwell Opinion”).

1	Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Agreement. All section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

Partners Trust Financial Group, Inc.
October 18, 2007

The Proposed Transaction
          Based solely upon our review of the documents set forth above, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:
          Through its two wholly-owned bank subsidiaries, Parent offers a wide range of commercial banking, trust and investment services. The Company, together with its subsidiaries, offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services. Merger Sub was organized solely for the purpose of accomplishing the Mergers.
          For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into the Company. Merger Sub’s separate corporate existence will cease and the Company will be the surviving corporation. Immediately following the merger of Merger Sub into the Company, the Company will merge with and into Parent with Parent being the surviving corporation. As the Surviving Corporation, Parent will succeed to all of the assets and liabilities of the Company under New York corporate law.
          By virtue of the Mergers, each share of the Company issued and outstanding at the Effective Time will be converted into and become exchangeable for the right to receive consideration consisting of either $12.50 in cash or a fraction of a share of Parent common stock with a value equal to $12.50, subject to proration and adjustment as described in the Agreement. The aggregate merger consideration will be paid 50% in cash (including any cash paid in respect of Dissenting Shares) and 50% in shares of Parent common stock. The actual number of shares of Parent common stock that each share of Company common stock is entitled to receive will fluctuate with the market price of Parent common stock on the New York Stock Exchange and will be determined based on the average of the closing prices of Parent common stock for the five trading days ending on the day immediately prior to the completion date of the Mergers.

Partners Trust Financial Group, Inc.
October 18, 2007

Assumptions and Representations
          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:
          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Mergers) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
          2. The Mergers will be consummated in accordance with applicable state law and will qualify as statutory mergers under applicable state law.
          3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification.
          4. The Mergers will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); Parent and the Company will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.
          5. The Sullivan & Cromwell Opinion has been concurrently delivered and not withdrawn.
Opinion — U.S. Federal Income Tax Consequences
          Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.
          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

Partners Trust Financial Group, Inc.
October 18, 2007

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Parent nor the Company has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.
          2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers). We express no opinion regarding, among other things, the tax consequences of the Mergers (including the opinion set forth above) as applied to specific shareholders of the Company that may be relevant to particular classes of Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.
          3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement or to any transaction whatsoever, including the Mergers, if all the transactions described in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement are not consummated in accordance with the terms of the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Partners Trust Financial Group, Inc.
October 18, 2007

          This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Material U.S. Federal Income Tax Consequences of the Merger and Legal Matters sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Sincerely yours,
/s/ HOGAN & HARTSON L.L.P.